                                                                   EXHIBIT 99.12

INTERNAL REVENUE SERVICE                  Department of Treasury
                                          Washington, DC 20224

Index Number: 368.03-00, 368.03-01,       Third Party Communication: None
              368.13-00                   Date of Communication: Not Applicable

                                          Person To Contact:
Mr. Jon Zindel                            Peter C. Meisel, ID No. 50-28834
Tax Director
American Century Investments              Telephone Number:
4500 Main Street                          (202) 622-7750
Suite 400
Kansas City, MO 64111                     Refer Reply To:
                                          CC:CORP:1
                                          PLR-152155-05

                                          Date: February 10, 2006

LEGEND:

Acquiring Fund    =    American Century Strategic Asset Allocations, Inc. -
                       Strategic Allocation: Moderate Fund,
                       a Maryland corporation
                       EIN 43-1729218

Acquiring Series  =    American Century Strategic Asset Allocations, Inc.

Target Fund       =    Mason Street Funds, Inc. - Asset Allocation Fund,
                       a Maryland corporation
                       EIN 39-1861699

Target Series     =    Mason Street Funds, Inc.

State A           =    Maryland

X                 =    30

Y                 =    47.20

Shareholder C     =    Maroon, Inc.

Dear Mr. Zindel:

This letter responds to your request dated October 11, 2005, for rulings as to the federal income tax consequences of a proposed transaction. Additional information was submitted in letters dated November 14, 2005, December 21, 2005,
January 6, 2006,

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January 27, 2006, February 6, 2006, and February 9, 2006. The information submitted is summarized below.

Acquiring Fund is a State A corporation registered under the Investment Company
Act of 1940 (the "1940 Act") as a diversified, open-end management investment company. Acquiring Fund is a series of Acquiring Series. As a series fund,
Acquiring Fund is treated as a separate corporation and separate taxpayer for federal income tax purposes pursuant to § 851 of the Internal Revenue Code
(the "Code"), and has elected to be treated as a regulated investment company (a
"RIC") under §§ 851 through 855.

Target Fund is a State A corporation registered under the 1940 Act as a diversified, open-end management investment company. Target Fund is a series of
Target Series. As a series fund, Target Fund is treated as a separate corporation and separate taxpayer for federal income tax purposes pursuant to
§ 851, and has elected to be treated as a RIC under §§ 851 through 855.

Pursuant to a plan of reorganization, it is proposed that Acquiring Fund and
Target Fund will undertake the following transaction (the "Reorganization"):

     (i)  Target Fund will transfer substantially all of its assets and liabilities to Acquiring Fund in exchange for shares of Acquiring Fund having equivalent value to the net assets transferred;

    (ii)  Target Fund will distribute pro rata the shares of Acquiring Fund received in step (i) to the shareholders of record of Target Fund in redemption of all shares of Target Fund; and

   (iii)  Target Fund will liquidate and dissolve in accordance with the laws of
          State A, and terminate its registration under the 1940 Act.

Within X days before the Reorganization, pursuant to § 22(e) of the 1940 Act, it is proposed that a shareholder and its affiliate (together, "Shareholder C")
holding Y% (which is an amount greater than 50%) of the stock of Target Fund will present for redemption, solely for cash, shares representing up to 10% of the net asset value of the Target Fund as of that date (the "Redemption"). Other than the Redemption, Shareholder C has no plan or intention to present any other shares for redemption in connection with the Reorganization. Shareholder C is an affiliate of the investment advisor of Target Fund. Under § 22(e) of the 1940
Act, each shareholder of an open-end management investment company has the right to redeem any or all of its interest in the investment company on any business day of the year.

The following representations have been made in connection with the
Reorganization:

     (a)  The fair market value of the shares of Acquiring Fund that will be received by each Target Fund shareholder will be approximately equal to the fair market

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          value of the shares of Target Fund that will be surrendered in exchange therefor. In the Reorganization, the Acquiring Fund will issue no consideration to the Target Fund shareholders other than
          Acquiring Fund shares (including fractional shares, if any) in exchange for their Target Fund shares.

     (b)  On the date of Reorganization and at all times after, there will be no plan or intention by Acquiring Fund or any person related to Acquiring
          Fund (as defined in Treas. Reg. § 1.368-1(e)(3)) to acquire or redeem any of the Acquiring Fund shares issued in the Reorganization either directly or through any transaction, agreement, or other arrangement with any other person, other than redemptions that Acquiring Fund will make as an open-end investment company pursuant to § 22(e) of the
          1940 Act.

     (c)  During the five year period ending on the date of the Reorganization, neither Target Fund nor any person related to Target Fund (as defined in § 1.368-1(e)(3) without regard to § 1.368-1(e)(3)(i)(A)) will have (i) acquired Target Fund shares with consideration other than shares of Acquiring Fund or Target Fund, except for shares redeemed pursuant to the Redemption or in the ordinary course of Target Fund's business as an open-end investment company pursuant to § 22(e) of the 1940 Act, or (ii) made distributions with respect to the Target
          Fund shares except for (a) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of Target Fund, and (b) distributions and dividends declared and paid in order to ensure Target Fund's continuing qualification as a RIC and to avoid the imposition of fund-level tax.

     (d)  Prior to or in the Reorganization, neither Acquiring Fund nor any person related to Acquiring Fund (as defined in § 1.368-1(e)(3)) will have acquired, directly or through any transaction, agreement or arrangement with any other person, Target Fund shares with consideration other than Acquiring Fund shares.

     (e)  Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the
          Reorganization. For purposes of this representation, amounts used by
          Target Fund to pay its reorganization expenses and all redemptions and distributions made by Target Fund immediately preceding the transfer
          (except for (i) redemptions of shares pursuant to § 22(e) of the
          1940 Act (other than the Redemption) and (ii) distributions and dividends declared and paid in order to ensure Target Fund's continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets of Target Fund held immediately prior to the Reorganization.

          In making this representation, the Redemption shall be taken into account by treating the Target Fund as if it distributed, immediately prior to the

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          Reorganization, a percentage of its net and gross assets,
          respectively, equal to the actual percentage of the Target Fund's net and gross assets distributed to Shareholder C on the date of the
          Redemption. For purposes of the preceding sentence, the Target Fund shall be treated, immediately prior to the deemed distribution above, as if it held an amount of net and gross assets that bears the same proportion to its actual net and gross assets (at that time) as the amount of the Target Fund's net and gross assets immediately before the Redemption bore to its net and gross assets immediately after the
          Redemption.

     (f)  The liabilities of Target Fund that will be assumed by Acquiring Fund
          (within the meaning of § 357(d)) were incurred by Target Fund in the ordinary course of business and are associated with the assets transferred to Acquiring Fund.

     (g)  Acquiring Fund is in the same line of business that Target Fund was in preceding the Reorganization for purposes of § 1.368-1(d)(2).
          Following the Reorganization, Acquiring Fund will continue such line of business and has no plan or intention to change such line of business. Neither Acquiring Fund nor Target Fund entered into such line of business as part of the plan of reorganization. On the date of
          Reorganization, at least 33 1/3% of Target's portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund. Target Fund did not alter its portfolio in connection with the Reorganization to meet the 33 1/3%
          threshold. On the date of Reorganization, Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization.
          To the best of the knowledge of the Acquiring Fund's management, as of the record date for Target Fund shareholders entitled to vote on the
          Reorganization, there was no plan or intention by the Target Fund shareholders to sell, exchange, or otherwise dispose of a number of
          Target Fund shares (or Acquiring Fund shares received in the
          Reorganization), in connection with the Reorganization, that would reduce the Target Fund shareholders' ownership of Target Fund shares
          (or equivalent Acquiring Fund shares) to a number of shares that was less than 50% of the number of Target Fund shares as of the record date.

     (h)  Target Fund will distribute all of the Acquiring Fund shares received by it in the Reorganization to its respective shareholders in complete liquidation in proportion to the number of Target Fund shares owned by each shareholder.

     (i)  Acquiring Fund, Target Fund, and the shareholders of Target Fund will pay their respective expenses, if any, incurred in connection with the
          Reorganization. If Acquiring Fund or the investment advisor to Target
          Fund pays or assumes expenses of Target

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          Fund, they will pay or assume only those expenses of Target Fund that are solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     (j)  At the time of the Reorganization, there will be no intercorporate indebtedness existing between Acquiring Fund and Target Fund that was issued, acquired, or settled at a discount.

     (k)  Acquiring Fund and Target Fund have elected to be taxed as RICs under
          § 851, and for all of their taxable periods (including the last short taxable period ending on the date of Reorganization for Target
          Fund), have qualified or intend to qualify for the special tax treatment afforded to RICs under the Code. After the Reorganization,
          Acquiring Fund intends to continue to so qualify.

     (l)  Acquiring Fund will not own, directly or indirectly; nor will it have owned during the five years preceding the date of Reorganization, directly or indirectly, any Target Fund shares.

     (m)  On the date of Reorganization, Target Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of § 368(a)(3)(A).

Based solely on the information submitted and the representations set forth above, we hold as follows:

     (1)  The Reorganization will qualify as a "reorganization" within the meaning of § 368(a)(1)(C). Acquiring Fund and Target Fund are each
          "a party to a reorganization" within the meaning of § 368(b).

     (2)  No gain or loss will be recognized by Target Fund upon the transfer of all of its assets to Acquiring Fund in exchange for Acquiring Fund stock and the assumption by Acquiring Fund of Target Fund liabilities
          (§§ 361 (a) and 357(a)).

     (3)  No gain or loss will be recognized by Target Fund on the distribution of Acquiring Fund stock to its shareholders (§ 361(c)).

     (4)  No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund stock (§
          1032(a)).

     (5)  The basis of the assets of Target Fund in the hands of Acquiring Fund will be the same as the basis of those assets in the hands of Target
          Fund immediately prior to the transfer (§ 362(b)).

     (6)  The holding period of the assets of Target Fund in the hands of
          Acquiring Fund will include the period during which those assets were held by Target Fund (§ 1223(2)).

PLR-152155-05

     (7)  The basis of the shares of Acquiring Fund received by Target Fund shareholders other than Shareholder C will be the same as the basis of the Target Fund stock surrendered in exchange therefor (§
          358(a)(1)). The basis of the shares of Acquiring Fund received by
          Shareholder C will be the same as the basis of the Target Fund stock surrendered in exchange therefor, decreased by the amount of money and other property received by Shareholder C and increased by the amount, if any, which is treated as a dividend, and the amount of gain (not including any portion of such gain which is treated as a dividend, if any) Shareholder C may recognize on such exchange (§ 358(a)(1)).

     (8)  The holding period of Acquiring Fund stock received by the Target Fund shareholders will include the period during which the Target Fund shareholders held the Target Fund stock surrendered in exchange therefor, provided the Target Fund stock was held as a capital asset on the date of the exchange (§ 1223(1)).

     (9)  No gain or loss will be recognized by the Target Fund shareholders other than Shareholder C on the receipt of Acquiring Fund stock solely in exchange for their Target Fund stock (§ 354(a)). Shareholder C will recognize gain upon the receipt of Acquiring Fund stock and cash or other property in exchange for Target stock, but in an amount not in excess of the cash and other property received (§ 356(a)(1)). If the exchange has the effect of a distribution of a dividend
          (determined with the application of § 318(a)), then the amount of the gain recognized that is not in excess of Shareholder C's ratable share of the undistributed earnings and profits will be treated as a dividend (§ 356(a)(2)). The determination of whether the exchange has the effect of a distribution of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489
          U.S. 726 (1989). No loss will be recognized by Shareholder C pursuant to § 356(c).

     (10) Pursuant to § 381 (a) and § 1.381(a)-1, Acquiring Fund will succeed to and take into account the items of Target Fund described in
          § 381(c), subject to the provisions and limitations specified in
          §§ 381, 382, 383, and 384, and the regulations thereunder.
          Pursuant to § 1.381(b)-1, the tax year of Target Fund will end on the effective date of the Reorganization.

Except as expressly provided herein, no opinion is expressed or implied concerning the tax consequences of any aspect of any transaction or item discussed or referenced in this letter.

This ruling is directed only to the taxpayer requesting it. Section 6110(k)(3)
of the Code provides that it may not be used or cited as precedent.

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In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to your authorized representatives.

A copy of this letter must be attached to any income tax return to which it is relevant. Alternatively, taxpayers filing their returns electronically may satisfy this requirement by attaching a statement to their return that provides the date and control number of the letter ruling.

The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

                                 Sincerely,

                                 /s/ Michael J. Wilder
                                 ------------------------------------
                                 Michael J. Wilder
                                 Senior Technician Reviewer, Branch 1
                                 Office of Associate Chief Counsel (Corporate)

PLR-152155-05

cc:      Karen Gilbreath Sowell
         Ernst & Young LLP
         1225 Connecticut Avenue, NW
         Washington, D.C. 20036

         Ronald S. Cohn
         Ernst & Young LLP
         560 Mission Street
         San Francisco, CA 94105

         Internal Revenue Service
         Attention: Industry Director, Financial Services (LM:F)
         290 Broadway, 12th Floor
         New York, NY 10007